PRINCIPAL UNDERWRITER'S AGREEMENT
INDEPENDENCE LIFE SINGLE PREMIUM VL PRODUCTS
Effective: [             ]
THIS PRINCIPAL UNDERWRITER' S AGREEMENT is entered into by and among Independence Life and Annuity Company (formerly, Crown America Life Insurance Company) ("Independence Life"), a Delaware corporation, and Sun Life Institutional Distributors (U.S.) LLC ("SLID"), a Delaware corporation.
WITNESSETH
WHEREAS, Independence Life issued, maintains and administers a now-closed book of single premium variable life insurance contracts ("Variable Contracts"), which are deemed to be securities under the Securities Act of 1933, as amended;
WHEREAS, Independence Life is no longer marketing variable life insurance products;
WHEREAS, the principal underwriter contract Independence Life previously maintained with an affiliated registered broker-dealer in connection with the distribution of the Variable Contracts has terminated;
WHEREAS, Independence Life wishes to designate a new principal underwriter in connection with its administration of the Variable Contracts, in a manner intended to comply with all applicable law, and consistent, to the extent applicable, with the guidance set out in Exchange Act Release 8389 (Aug. 29, 1968);
WHEREAS, SLID, an affiliate of Independence Life, is registered as a broker-dealer with the Securities and Exchange Commission (the SEC) under the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA"); and
WHEREAS, SLID agrees to serve as the principal underwriter with respect to the Variable Contracts for securities law purposes in accordance with the -terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereto agree as follows:
I. The Variable Contracts
A. Type of Variable Contracts
The Variable Contracts issued and administered by Independence Life to which this Agreement applies as of the Effective Date is the now-closed book of single-premium variable life insurance policies. From time to time, Independence Life and SLID may agree in writing to change, add, or delete the Variable Contracts to which this Agreement applies.
II. Distribution of the Variable Contracts
A.  Distribution Agreements
The Variable Contracts comprise a closed book of single-premium variable life insurance contracts. The parties acknowledge that Independence. Life is not, as of the effective date of this Agreement, marketing new sales of variable products. Independence Life retains copies of the distribution agreements (the "Distribution Agreements") with the financial intermediaries who had originally distributed the Variable Contracts, and agrees to provide copies of the same to SLID upon request.
B.  Appointment and Termination of Representatives
(1) The Distribution Agreements provide for the appointment, as insurance agent, by Independence Life of the financial intermediaries and their individual representatives. Independence Life reserves the right to terminate any and all such appointments.
(2) All appointments and dismissals of individuals as representatives of Independence Life shall be subject to all applicable laws, rules and regulations and to such written instructions and rules as Independence Life may establish from time to time.
C.  Payment of Commissions to Representatives
Because the Variable Contracts were single-premium policies and are no longer being marketed, the parties acknowledge that no commissions are currently payable on the Variable Contracts pursuant to the Distribution Agreements. In the event that changes and new commissions were to be generated on the Variable Contracts, the parties acknowledge that, unless otherwise agreed, such commission payments would be made by Independence Life, on behalf of SLID as principal underwriter, directly to the parties entitled thereto under the Distribution Agreements. It is also understood and acknowledged that Independence Life, in its capacity and at its own expense as the insurance company which issued and is administering the subject Variable Contracts, performs various general corporate support activities and functions in furtherance of its business, including by way of example and not of limitation, accounting, systems, human resources, facilities management, legal, and compliance, some of which may, from time to time, also be in furtherance of the principal underwriter function contemplated by this Agreement.
D.  Product Material and Other Documents
Independence Life shall make available to SLID, as necessary, Variable Contract prospectuses and related documents contemplated by the performance of this Agreement. Given the status of the closed-book of Variable Contracts, the parties do not contemplate generating any new product sales materials. However, if that were to change, (a) SLID would be responsible for filing sales materials with FINRA, when applicable, and (b) Independence Life would be responsible for the approval of sales materials to the extent required by state insurance law.
III. Supervision of Independence Life Associated Persons
SLID has and assumes full responsibility (including training, supervision and control) for the securities activities of all persons associated with Independence Life in connection with the administration of the Variable Contracts, as contemplated by the 1934 Act.
IV. Administration of the Variable Contracts
In its capacity as principal underwriter, SLID shall be responsible for the timely and proper performance of such administrative functions as may be delegated to it from time to time by Independence Life. SLID shall perform all such functions in accordance with such administrative standards, practices and procedures as may be established from time to time by Independence Life. Functions include (1) oversight of Independence Life reasonably designed to achieve compliance with applicable securities laws and regulations and applicable rules of FINRA in relation to the administration of the variable contracts, (2) financial accounting and reporting (3) reconciliation of books and records, and (3) reporting of certain disclosure events and customer complaints.
V. Charges and Payment
In consideration for the agreement by SLID to provide services to Independence Life, Independence Life shall pay SLID, on a monthly basis, an amount (the "Independence Life Monthly Fee") equal to $170,000 annually as well as 100% of any extraordinary expenses ("Extraordinary Expenses") incurred in connection with the provision of services to Independence Life and reasonably and equitably determined by SLID to be attributable to Independence Life.
Extraordinary Expenses shall exclude the ordinary day-to-day overhead and costs of providing services to Independence Life but shall include costs of any regulatory inquiries or litigation relating to Independence Life, costs imposed by changes in law or policy, or other costs arising outside the ordinary and usual course of SLID's business.
Within 30 calendar days after each calendar month end, SLID shall render an invoice to Independence Life for the Independence Life Monthly Fee.  SLID reserves the right to provide an invoice on a less frequent basis, but in no event less than on a quarterly basis.
Each statement shall include charges not included in any previous statements, and any balance payable or to be refunded as shown in the statement shall be paid or refunded within thirty (30) days following receipt of the written statement by Independence Life. If the due date described above falls on a day that is not a business day, the due date shall be the first business day (in both California and Washington State) following that date.
Notwithstanding the allocation process described previously above, if SLID becomes aware of any material increase or decrease (a "Material Difference") in the actual expenses for a particular calendar month, it will promptly notify Independence Life and issue an additional invoice for such Material Difference, which shall be payable by Independence Life within 36 calendar days following its receipt of the same.
If Independence Life objects to SLID's determination of charges hereunder, it shall so advise SLID within thirty (30) days of receipt of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants, which shall determine the charges properly allocable to Independence Life and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to SLID and Independence Life, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by SLID and Independence Life.
The parties agree that the settlement of charges pursuant to this agreement will be in accordance with the NAIC Accounting Practices and Procedures Manual.  No advancement of funds by Independence Life is to be paid to SLID except, as agreed to by SLID and Independence Life, to pay for services defined in this agreement.
VL Books and Records
A. Ownership of Business Records
Independence Life shall own all Variable Contracts records, tax records, payments records, Variable Contracts descriptions, appointment records, representative's lists and other similar Variable Contracts records maintained by SLID, if any, either on paper or in machine-readable form, pertaining to the duties and responsibilities of SLID under or otherwise created in connection with this Agreement. Such records shall be delivered to Independence Life promptly after its reasonable request therefor. SLID will maintain all records and accounts in accordance with Independence Life's standards or requirements, as communicated from time to time by Independence Life, or otherwise in accordance with generally accepted industry procedures. At Independence Life's reasonable request, SLID will make any such records available to Independence Life's auditors or to any governmental authority having jurisdiction over Independence Life; but all such records shall, otherwise, be the sole and exclusive property of Independence Life and shall constitute proprietary and confidential matter, whether or not identified as such.
Notwithstanding the foregoing, Independence Life shall confirm to each owner of an SEC-registered Variable Contract, in accordance with Rule 10b-10 under the 1934 Act to the extent applicable, such policy transactions as are required by Rule 1011-10 or administrative interpretations thereunder. Independence Life shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. The books, accounts and records of Independence Life, SLID, the SEC-registered Variable Contracts and as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Independence Life shall maintain, as agent for SLID, such books and records of SLID pertaining to the administration and servicing of the Variable Contracts and required by the 1934 Act as may be mutually agreed upon by them, including but not limited to maintaining a record of Distribution Agreements and of the payment of commissions, if any. In addition, Independence Life, as agent for SLID, shall maintain and preserve such additional accounts, books and other record as are required of SLID by the 1934 Act. Independence Life shall maintain all such books and records and hold such books and records on behalf of and as agent for SLID whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and all other regulatory bodies having jurisdiction.

For the avoidance of doubt, books and records of Independence Life shall include all books and records developed or maintained under or related to this Agreement.  All books and records of Independence Life, including those books and records developed or maintained under or related to this agreement, are and remain the property of Independence Life and are subject to the control of Independence Life.

The parties agree that if Independence Life is placed into receivership or seized by the
Delaware Insurance Commissioner under the Delaware State Receivership Act:

(a)	all of the rights of Independence Life under the Agreement extend to the receiver or the Delaware Insurance Commissioner;
(b)	all books and records will immediately be made available to the receiver or the Delaware Insurance Commissioner immediately upon the receiver's or the Delaware Insurance Commissioner's request;
(c)	SLID has no automatic right to terminate the agreement if Independence Life is placed in receivership pursuant to 18 Del.C. Ch. 59
(d)
SLID will continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the Delaware Insurance Commissioner under 18 Del.C. Ch. 59, and will make them available to the receiver, for so long as SLID continues to receive timely payment for services rendered.

B. Audit Rights
(a)
SLID shall furnish the domestic insurance regulator of Independence Life with any information or reports in connection with any of the services provided hereunder which the applicable regulator may require of Independence Life.

(b)
Independence Life shall have access to the books and records of SLID during regular business hours and shall have the right to examine and audit the books and records pertaining to the business operations serviced under this Agreement.

(c)	Independence Life will maintain oversight for functions provided to it by SLID and as such Independence Life will monitor said services annually for quality assurance.
In addition to the foregoing, Independence Life may audit SLID, at Independence Life's sole expense and upon reasonable notice, to ensure that security controls and operational management procedures are in place as required by this Agreement. SLID will also make available to Independence Life, upon written notice, copies of any external audit reports produced for SLID with respect to the services provided under this Agreement. SLID acknowledges that the Superintendent of Financial Institutions of Canada (the "Canadian Superintendent") may find it necessary to have Independence Life's material outsourcing arrangements reviewed, examined or caused to be examined. Accordingly, SLID undertakes and agrees as follows:
(i)	The Canadian Superintendent may exercise the right of Independence Life relating to audit and inspection rights and monitoring procedures; and
(ii)
The Canadian Superintendent may have access to and make copies of any internal audit reports and associated working papers and recommendations prepared for or by SLID in respect of services being performed for Independence Life, subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to SLID.

SLID will use commercially reasonable best efforts to seek the consent of its external auditor for the release to the Canadian Superintendent of any findings in the external audit of SLID (and associated working papers and recommendations) that addresses the services being performed for Independence Life, subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to SLID.

VII. Other Provisions
A. Approval of Practices and Procedures
Independence Life shall have the right to review and suggest revisions to the standards, practices and procedures utilized by SLID in fulfilling its obligations under this Agreement. Independence Life reserves the right, from time to time, to prescribe reasonable rules and regulations respecting the conduct of the business covered hereby, as relates to the Variable Contracts.
B. Complaints
1. After recording a customer complaint received by SLID in the appropriate customer complaint file, SLID shall immediately forward to Independence Life any complaints received relating to the Variable Contracts, including any notice or complaint which alleges activity or omission by a representative, broker-dealer, or other person appointed on behalf of Independence Life under this Agreement. All such complaints shall be reflected as appropriate in records and reports filed with the FINRA by SLID.
2. In the case of complaints or inquiries relating to the Variable Contracts distributed pursuant to the Distribution Agreements, Independence Life may consult with SLID, as applicable, before responding and thereafter may respond directly or request SLID to investigate and/or respond to such complaints or inquiries. In such instances, SLID, as appropriate, shall promptly forward to Independence Life copies of all documents and other material relating to such investigations and/or responses. Whichever party to this Agreement responds, it is expressly acknowledged and agreed that the complaint resolution process shall confirm to the "fair dealing" standards established by the FINRA.
C. Limitations and Authority
SLID shall have authority only as expressly granted in this Agreement. No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. If any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.
D. Insurers Funds

During the term of this Agreement, all funds and invested assets of Independence Life are the exclusive property of Independence Life held for the benefit of Independence Life and subject to the control of Independence Life.
E. Waiver
Failure of any party to insist upon strict compliance with any of the conditions or provisions of this Agreement shall not be construed as a waiver of any of such conditions or provision; and this Agreement shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.F. Waiver

SLID agrees to indemnify Independence Life in the event of gross negligence or willful misconduct by SLID in the performance of its obligations under this Agreement. Independence Life agrees to indemnify SLID in the event of gross negligence or willful misconduct by Independence Life in the performance of its obligations under this Agreement.

G.  Fidelity Bond
SLID will maintain whatever fidelity bond as may be required by Independence Life, and such bond shall be of a type and amount and issued by a reputable company, satisfactory to Independence Life.
H.	Binding Effect; Entire Agreement
This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns. This Agreement constitutes the sole and entire understanding of the parties with respect to the services to be provided with respect to the Variable Contracts and supersedes all prior oral or written agreements between or among the parties with respect to the services contemplated by this Agreement.
I.	Notices
All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or as of the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and promptly addressed as follows:
To Independence Life:
Independence Life and Annuity Company
One Sun Life Executive Park
Wellesley Hills, MA 02481
Attention: Chief Financial Officer
To SLID:
Sun Life Institutional Distributors (U.S.) LLC
1215 Fourth Avenue, Suite 2400
Seattle, WA 98161-1085
Attention: Chief Financial Officer
J.	Governing Lay;
This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed in that State without regard to principles of conflict of laws.
K.	Compliance
All parties agree to observe and comply with all applicable federal, state and local laws, rules and regulations in the performance of this Agreement.
L.	Termination
This Agreement may be terminated by either party without cause upon thirty (30) days prior written notice to the other party, or upon immediate written notice to the other party in the event of a breach of any provision of this Agreement.

IN WITNESS WHEREOF, each of the undersigned parties has executed this Agreement, by its duly authorized officers, to be effective this [   ] day of [    ]

INDEPENDENCE LIFE AND ANNUITY COMPANY
By:
Name:
Title:
By:
Name:
Title:
SUN LIFE INSTITUIONAL DISTRIBUTORS (U.S.) LLC
By:
Name:
Title:
By:
Name:
Title: